Exhibit 99.1

Contacts SciClone Gary Titus Chief Financial Officer 650.358.3456	MacKenzie Partners Mark Harnett Mackenzie Partners 212.929.5500

SCICLONE ACKNOWLEDGES RECEIPT OF DIRECTOR NOMINATION NOTICE FROM AFFILIATE

OF SIGMA-TAU

FOSTER CITY, CA, January 5, 2009 — SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) announced today that it has received from Defiante Farmaceutica S.A, a company controlled by Sigma-Tau Finanziaria S.p.A, a notice of intention to nominate four candidates for election to SciClone’s seven-person board at the 2009 annual meeting of SciClone stockholders. The candidates include two employees of, and a consultant to, Sigma-Tau affiliates.

SciClone also stated that it was aware of the Schedule 13D/A filing with the Securities and Exchange Commission relating to the nomination notice that was made on January 2, 2009 by Defiante, Sigma Tau and certain affiliates which had previously reported aggregate beneficial ownership of approximately 21.3% of SciClone’s common stock.

Dean S. Woodman, Chairman of SciClone’s Board of Directors, commented:

“The Board of Directors is evaluating the nomination notice. We are surprised and disappointed that Sigma-Tau, a valued SciClone investor and business partner, has chosen to seek control of the Board in this manner. We believe that the current directors, six of whom are not members of SciClone’s management, and the management of the company have a record of working to advance the interests of all stockholders, consistent with their fiduciary duty. We anticipate commenting further on that record in the future and demonstrating why we believe the contentions about our record made by the Sigma-Tau parties in their latest SEC filing are inaccurate and unwarranted. The Board, working closely with management, will continue to treat the building of long-term stockholder value through SciClone’s business as our priority.”

SciClone noted that its stockholders are not being asked to grant any proxies or take any action at this time with respect to the election of directors or any other matter that may be submitted for a stockholder vote. SciClone will announce the scheduled date of the annual meeting after it has been set.

About SciClone

SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) is a global biopharmaceutical company dedicated to developing and commercializing promising therapies for life-threatening diseases. SciClone’s corporate infrastructure leverages diverse global resources to finance growth in multiple markets and fund development of its advanced pipeline of mid- to late-stage product candidates. SciClone’s lead product, ZADAXIN®, is approved for sale in over 30 countries for the treatment of hepatitis B, hepatitis C, and certain immune-sensitive cancers. According to SciClone’s most recent publicly-issued guidance, sales of ZADAXIN are expected to grow for the full year 2008 by more than 40% compared to 2007, and are expected to reach about $49 to $51 million in China alone. SciClone has several products in clinical development, consisting of thymalfasin for stage IV melanoma, RP101 for the treatment of pancreatic cancer, and SCV-07 for the treatment of HCV and oral mucositis; and, awaiting approval in China, DC Bead™ for the treatment of liver cancer. For additional information, please visit www.sciclone.com

Forward-Looking Statements

This press release contains forward-looking statements including our statement regarding SciClone’s expectation for sales of ZADAXIN. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include developments with respect to our products as well as the outcome of the director nomination notice discussed above. Please also refer to other risks and uncertainties described in SciClone’s filings with the Securities and Exchange Commission. All forward-looking statements are based on information currently available to SciClone, and SciClone assumes no obligation to update any such forward-looking statements.

Important Information/ Solicitation Participants Legend

SciClone Pharmaceuticals, Inc. will file a proxy statement in connection with its 2009 annual meeting of stockholders and advises its stockholders to read that proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of that proxy statement and other documents (when available) that SciClone files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. That proxy statement and these other documents will also be available free of charge by directing a request to SciClone Pharmaceuticals, Inc., Attn: Investor Relations, 950 Tower lane, Suite 900, Foster City, CA 94404, or from SciClone at www.sciclone.com.

SciClone, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from the SciClone stockholders in connection with the 2009 annual meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in SciClone’s proxy statement filed on May 5, 2008 for the 2008 annual meeting of stockholders. To the extent that holdings of SciClone securities on the part of those individuals have changed since the date of that proxy statement, those changes have been reflected on Statements of Changes in Ownership on Forms 3 or 4 filed with the Securities and Exchange Commission. More current information regarding the interests of the directors and named executive officers of SciClone will be contained in the proxy statement referred to in the preceding paragraph.